Exhibit 21.1

UNIFI, INC.

SUBSIDIARIES

Unifi Percentage Of Voting
Name	Address or Location	Incorporation	Securities Owned

Unifi Holding 1, BV (“UH1”)	Amsterdam, Netherlands	Netherlands	100% - Unifi, Inc.

Unifi Holding 2, BV (“UH2”)	Amsterdam, Netherlands	Netherlands	100% - UH1

Unifi Holding 3, BV (“UH3”)	Amsterdam, Netherlands	Netherlands	100% - UH2

Unifi Central America Holding, SRL (“UCAH”)	St. Michael, Barbados	Barbados	100% - UH2

Unifi Textiles Holding, SRL (“UTH”)	St. Michael, Barbados	Barbados	100% - UH2

Unifi do Brasil, Ltda	Sao Paulo, Brazil	Brazil	99.99% - Unifi, Inc.
.01% - UMI

Unifi Manufacturing, Inc. (“UMI”)	Greensboro, NC	North Carolina	100% - Unifi, Inc.

Unifi Textured Polyester, LLC	Greensboro, NC	North Carolina	100% - UMI

Unifi Kinston, LLC	Greensboro, NC	North Carolina	100% - UMI

Unifi Sales & Distribution, Inc.	Greensboro, NC	North Carolina	100% - Unifi, Inc.

Unimatrix Americas, LLC	Greensboro, NC	North Carolina	100% - UMI

Spanco International, Inc. (“SII”)	Greensboro, NC	North Carolina	100% - UMI

Unifi Latin America, S.A.	Bogota, Colombia	Colombia	84% - SII
16% - UMI

Unifi Equipment Leasing, LLC	Greensboro, NC	North Carolina	100% - UMI

Unifi Textiles (Suzhou) Co. Ltd.	Suzhou, Jiangsu Province	P.R. China	100% - UTH

Unifi Central America, Ltda. de CV	Ciudad Arce, El Salvador	El Salvador	99% - UCAH
1% - UH2

UnifiYarns Mexico, S de RL de CV	Mexico City, Mexico	Mexico	99.99% - Unifi, Inc.
.01% - UMI

Unifi Europe Limited	London, U.K.	England and Wales	100% - UH2

Repreve Renewables, LLC	Greensboro, NC	Delaware	60% - UH3